Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	Lippert/Heilshorn & Associates
Philip Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 1, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.9 million on revenue of $17.3 million for the quarter ended June 30, 2013.  For the second quarter of 2012, the company reported an operating loss from continuing operations of $2.9 million on revenue of $18.7 million.

“Delays in closing several funded projects resulted in Communications Systems’ sales coming in below last year’s second quarter, and the first quarter of 2013.  These delays were the primary source of our second quarter operating loss,” said Michael D. Popielec, Ultralife’s president and chief executive officer.  “Our strategy to widen the aperture of opportunities by investing in new product development ahead of revenue generation has significantly increased the dollar value of our sales funnel of large projects over the past twelve months.  However, the ongoing reductions in U.S. Department of Defense spending have made the timing of converting these opportunities to sales more difficult to predict. Since the end of the second quarter, approximately $3 million of the delayed orders have closed which illustrates this dynamic.”

Popielec continued, “In Battery & Energy Products, our strategy to diversify our customer base by investing in new products and sales resources and penetrate new market segments is gradually bearing fruit.  Sales increased over the first quarter by 12% with new products accounting for 44% of second quarter sales, and with sales to commercial customers accounting for 50% of the mix.  As the year-over-year decrease shrinks, we are starting to see indications of revenue stabilization.

“Despite the second quarter operating loss, we maintained strict cash management discipline such that we ended the quarter with $11.6 million of cash on hand, our highest level in over five years, and no debt.”

Second Quarter 2013 Financial Results

Discontinued operations for the second quarter of 2013 reflect the final post-closing working capital adjustment relating to the sale transaction of RedBlack in the third quarter of 2012.  For the second quarter of 2012 discontinued operations include the operating results of RedBlack.  All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $17.3 million, compared to $18.7 million for the second quarter of 2012, a 7.6% decline, reflecting a $0.9 million, or 5.6%, decrease in Battery & Energy Products sales and a $0.6 million, or 17.6%, decrease in Communications Systems sales.  Battery & Energy Products sales were $14.7 million, compared to $15.5 million last year.  The decrease resulted from lower shipments of rechargeable batteries due to the timing of certain commercial and international defense orders which have been shifted to the second half of 2013.  The continued slowdown in U.S. government and defense order rate for rechargeable and non-rechargeable batteries and charger systems also impacted Battery & Energy Products sales.  Communications Systems sales were $2.6 million, compared to $3.2 million for the same period last year reflecting delays in finalizing several large, funded orders for amplifiers and new products from U.S. and international defense customers.

Gross profit was $4.5 million, or 26.2% of revenue, compared to $4.5 million, or 23.9% of revenue, for the same quarter a year ago. The 230 basis point increase reflects favorable product mix of Communications Systems sales and the impact of a rework reserve recorded in the year earlier period.  Battery & Energy Products’ gross margin was 23.8%, compared to 24.2% last year, a decrease of 40 basis points due primarily to lower overhead absorption on sales volume declines. Communications Systems’ gross margin was 39.3%, an increase of 1,720 basis points over the 22.1% gross margin reported last year, resulting from a stronger product mix, productivity improvements and the recording of a reserve for approximately $0.2 million related to the request by a strategically important customer to rework and upgrade certain McDowell products.

Operating expenses decreased by $1.0 million, or 13.6%, to $6.4 million, compared to $7.4 million a year ago, reflecting ongoing general & administrative expense reductions and sharpened focus on research & development offset by sales force increases.  Despite the lower revenue, operating expenses as a percent of revenue decreased from 39.6% for the year earlier period to 37.0%.

Although gross margin improved by 230 basis points and operating expenses decreased by 13.6%, the low sales volume resulted in an operating loss of $1.9 million.  Compared to the second quarter of 2012, the net loss narrowed by $1.1 million due to the gross margin improvements and reductions in operating expenses.

Net loss from continuing operations was $2.0 million, or $0.11 per share, compared to a net loss of $3.2 million, or $0.18 per share, for the second quarter of 2012.  Net loss from discontinued operations was $0.1 million, or $0.01 per share, for the second quarter of 2013 versus net income of $0.0 million, or $0.00 per share, for the second quarter of 2012.

Outlook

For 2013, although the Company’s pending funded project pipelines remain strong, given the slower than expected contracting rate for current U.S. government and defense opportunities, management now expects an overall year-over-year revenue decline in the range of 10% to 12%. Driven by the potential for continued softness in government spending and contracting delays for funded projects, management expects Battery & Energy Products’ revenues to decline in the range of 15% to 20% and Communication Systems’ revenues to be in the flat to low-single digit growth range for the full year. However, with additional second half discretionary spending reductions and ongoing productivity improvements, management still expects to be profitable for the year and to generate a low-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet in the Events & Presentations section of the company’s website at http://investor.ultralifecorporation.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include:  potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	June 30,	December 31,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$11,572	$10,078
Trade accounts receivable, net	12,401	20,913
Inventories	31,021	30,370
Prepaid expenses and other current assets	2,183	2,461
Total current assets	57,177	63,822

Property and equipment	11,249	12,415

Other assets:
Goodwill, intangible and other assets	22,709	21,481

Total Assets	$91,135	$97,718

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$-	$-
Accounts payable	9,400	11,357
Other current liabilities	4,976	8,535
Total current liabilities	14,376	19,892

Long-term liabilities:
Other long-term liabilities	4,493	4,370

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,886	1,886
Capital in excess of par value	174,233	173,791
Accumulated other comprehensive loss	(599)	(620)
Accumulated deficit	(95,522)	(93,878)
	79,998	81,179
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	72,340	73,521
Noncontrolling interest	(74)	(65)
Total shareholders' equity	72,266	73,456

Total Liabilities and Shareholders' Equity	$91,135	$97,718

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended

	June 30,	July 1,	June 30,	July 1,
	2013	2012	2013	2012

Revenues:
Battery & energy products	$14,656	$15,523	$27,709	$35,605
Communications systems	2,623	3,183	10,589	10,602
Total revenues	17,279	18,706	38,298	46,207

Cost of products sold:
Battery & energy products	11,166	11,760	21,119	27,899
Communications systems	1,591	2,479	6,278	7,248
Total cost of products sold	12,757	14,239	27,397	35,147

Gross profit	4,522	4,467	10,901	11,060

Operating expenses:
Research and development	1,669	1,970	3,038	4,109
Selling, general, and administrative	4,727	5,429	9,362	11,172
Total operating expenses	6,396	7,399	12,400	15,281

Operating loss	(1,874)	(2,932)	(1,499)	(4,221)

Other income (expense):
Interest income	12	2	14	3
Interest expense	(43)	(115)	(133)	(219)
Miscellaneous	2	(20)	(23)	32
Loss from continuing operations before income taxes	(1,903)	(3,065)	(1,641)	(4,405)

Income tax provision-current	23	188	61	267
Income tax provision (benefit)-deferred	30	(17)	90	(5)
Total income taxes	53	171	151	262

Net loss from continuing operations	(1,956)	(3,236)	(1,792)	(4,667)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(120)	49	144	(22)

Net loss	(2,076)	(3,187)	(1,648)	(4,689)

Net loss attributable to noncontrolling interest	3	20	9	20

Net loss attributable to Ultralife	$(2,073)	$(3,167)	$(1,639)	$(4,669)

Other comprehensive income (loss):
Foreign currency translation adjustments	148	(25)	21	123

Comprehensive loss attributable to Ultralife	$(1,925)	$(3,192)	$(1,618)	$(4,546)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$(0.11)	$(0.18)	$(0.10)	$(0.27)
Discontinued operations	$(0.01)	$0.00	$0.01	$(0.00)
Total	$(0.12)	$(0.18)	$(0.09)	$(0.27)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$(0.11)	$(0.18)	$(0.10)	$(0.27)
Discontinued operations	$(0.01)	$0.00	$0.01	$(0.00)
Total	$(0.12)	$(0.18)	$(0.09)	$(0.27)

Weighted average shares outstanding - basic	17,459	17,396	17,458	17,376
Weighted average shares outstanding - diluted	17,459	17,396	17,458	17,376